Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of InPhonic, Inc. of our report dated April 18, 2003 relating to the financial statements of Avesair, Inc. which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

July 30, 2004

Raleigh, North Carolina